UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary information statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive information statement

MGT Capital Investments, Inc.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MGT Capital Investments, Inc.
500 Mamaroneck Avenue – Suite 204
Harrison, NY  10528

NOTICE OF STOCKHOLDER ACTION TO BE TAKEN
PURSUANT TO THE MAJORITY WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

January [__], 2012

Dear MGT Capital Investments, Inc. stockholders:

This Information Statement is furnished to provide notice to stockholders of MGT Capital Investments, Inc., a Delaware corporation (the “Company”), in connection with approval by our Board of Directors (the “Board”) and stockholders holding a majority of our common stock, par value $0.001 (the “Common Stock”) to take the following actions:

Amend our Certificate of Incorporation to effect a Reverse Stock Split of the Company’s Common Stock, at an exchange ratio of 1-for-500 shares of the Company’s outstanding Common Stock, immediately followed by a forward split of the Company’s outstanding Common Stock, at an exchange ratio of 15-for-1 shares of the Company’s outstanding Common Stock. Such amendment will not change the par value per share and the number of authorized shares of Common Stock. Such amendment to be effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State (collectively, the “Corporate Actions” or “Reverse Stock Split/Forward Stock Split”).

Stockholders of record at the close of business on January 20, 2012 are entitled to notice of this stockholder action by written consent. Stockholders representing a majority of our issued and outstanding shares of voting stock have already consented to the Corporate Actions in accordance with the General Corporation Law of the State of Delaware.   Accordingly, your approval is not required and is not being sought and you will not have dissenters' rights.

Please read this notice carefully.  It describes the change in the Company’s capitalization and contains certain related information.  Additional information about the Company is contained in its reports filed with the United States Securities and Exchange Commission (the “Commission”).  These reports, their accompanying exhibits and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.  Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporate Actions cannot become effective until twenty (20) days after the date this Information Statement has been filed with the Commission and has been mailed to the Company’s stockholders. We anticipate that the amendment will become effective on or after February [ _ ], 2012.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By order of the Board of Directors

/s/ Robert Ladd
By: Robert Ladd
Its: President and CEO

INFORMATION STATEMENT
PURSUANT TO SECTION 14 OF THE SECURITIES AND EXCHANGE ACT OF 1934,
AS AMENDED, AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement has been filed with the Commission and is being furnished to the holders of the outstanding and voting shares of stock of MGT Capital Investments, Inc., a Delaware corporation. The purpose of this Information Statement is to provide notice that the holders of a majority of the Company’s common stock, par value $0.001 (the “Common Stock”), have, by written consent, approved of the Corporate Actions described below.

This Information Statement will be mailed on or about January  [__], 2012 to those persons who were stockholders of the Company as of the close of business on January 20, 2012 (the “Record Date”). The Corporate Actions are expected to become effective on or about February   , 2012 (the “Effective Date”). The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.

What actions were taken by written consent in lieu of a meeting?

Our Board of Directors (the “Board”) has approved, and stockholders, including Robert Ladd and Robert Traversa, holding a majority of the issued and outstanding shares of our Common Stock have approved, by written consent in lieu of a meeting, an amendment to our Certificate of Incorporation to effect a Reverse Stock Split of the Company’s Common Stock, at an exchange ratio of 1-for-500 shares of the Company’s outstanding Common Stock, immediately followed by a forward split of the Company’s outstanding Common Stock, at an exchange ratio of 15-for-1 shares of the Company’s outstanding Common Stock. Such amendment will not change the par value per share and the number of authorized shares of Common Stock. Such amendment to be effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State (collectively, the “Corporate Actions” or the “Reverse Stock Split/Forward Stock Split”).

Additional information regarding the Reverse Stock Split/Forward Stock Split is set forth below under “Approval of Corporate Actions- the Reverse Stock Split/Forward Stock Split”.

How many shares were voted for the actions?

The Corporate Actions were approved by our Board pursuant to action taken by unanimous written consent dated as of January  ,  2012, and by our stockholders pursuant to action taken by majority written consent dated as of January  [__], 2012 (the “Majority Consent Record Date”).  The approval of the Corporate Actions by majority written consent of stockholders in lieu of a meeting requires the consent of the holders of at least a majority of our outstanding shares of Common Stock as of the Majority Consent Record Date.  As of the Majority Consent Record Date, 70,291,062 shares of our Common Stock were issued and outstanding.  Each share of our Common Stock was entitled to one vote.  The holders of [_____________] shares of our Common Stock, representing approximately 50.1% of the shares of our Common Stock entitled to vote on the Majority Consent Record Date, executed a written consent in lieu of a meeting.

Under Delaware General Corporation Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of our outstanding Common Stock is sufficient under the Delaware General Corporation Law and our bylaws to approve and adopt the Reverse Stock Split/Forward Stock Split.  Consequently, no further stockholder action is required.

Am I entitled to dissenter's rights?

The Delaware General Corporation Law does not provide for dissenter's rights for the Reverse Stock Split/Forward Stock Split.

CORPORATE ACTIONS
REVERSE STOCK SPLIT/FORWARD STOCK SPLIT

Board and Stockholder Actions

Our Board and the holders of a majority of our outstanding shares of Common Stock have approved the Reverse Stock Split/Forward Stock Split.  A copy of the Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit A.

Background; Reasons for the Corporate Actions

The Board believes that it is in the Company’s and our stockholders’ best interest to effect the Reverse Stock Split/Forward Stock Split.  The primary objective of the Reverse Stock Split/Forward Stock Split is to increase the per share trading value of our Common Stock at the behest of the NYSE Amex staff in order to maintain the listing of the Company’s Common Stock on the NYSE Amex Exchange (the “Exchange”).  In August, 2011, the Exchange notified the Company that its Common Stock had fallen to a low trading price for a significant period of time and that the Company was, therefore, not in compliance with Section 1003(f)(v) of the NYSE Amex Company Guide.  The Company was given until February 23, 2012 to comply with this Section.  The Exchange noted that MGT could regain compliance by effectuating a reverse-split of its Common Stock prior to February 23, 2012.  By effectuating the Reverse Stock Split/Forward Stock Split, the Company seeks to utilize this remedy by that date.

The Board and management believe the continued listing on the NYSE Amex will make the Company a more attractive investment. In this regard, we believe that the Reverse Stock Split/Forward Stock Split will make our Common Stock more attractive to a broader range of institutional investors, professional investors and other members of the investing public, many of whom have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

The Reverse Stock Split/Forward Stock Split will reduce our shares of outstanding Common Stock thereby increasing book value per share of Common Stock and increasing the number of shares available for issuance  in connection with possible future financings, acquisitions and other proper corporate purposes without further action by stockholders, except as required by applicable law, regulation or rule.  We have no present agreement or plan to issue any shares of Common Stock after effectuating the Reverse Stock Split/Forward Stock Split.

Moreover, the Company will benefit from cost savings as a result of the Reverse Stock Split/Forward Stock Split. The costs of administering each registered stockholder’s account are the same regardless of the number of shares held in each account. Therefore, the Company’s costs to maintain numerous small accounts are disproportionately high when compared to the total number of shares involved. These costs include printing and postage costs to mail the proxy materials and annual report, and similar costs associated with required mailings to stockholders holding shares in street name through a nominee (i.e. a bank or broker).

The Reverse Stock Split/Forward Stock Split allows stockholders with small accounts to cash out their positions without transaction costs, such as brokerage fees. However, if these stockholders do not want to cash out their holdings of Common Stock, they will have the opportunity to purchase additional shares on the open market to increase their account to at least 500 shares, or, if applicable, consolidate/transfer their accounts into an account with at least 500 shares. These actions would need to be taken far enough in advance so that the consolidation or the purchase is complete and settled by the close of business on the Effective Date of the Reverse Stock Split/Forward Stock Split.  When our Board decides to consummate the Reverse Stock Split/Forward Stock Split, we intend to file a Certificate of Amendment (substantially in the form of Exhibit A attached hereto) with the Delaware Secretary of State effectuating the Reverse Stock Split/Forward Stock Split promptly after (a) we provide timely information on the Reverse Stock Split/Forward Stock Split in accordance with two-week advance notice of the Reverse Stock Split/Forward Stock Split pursuant to an application to NYSE Amex under its rules and (b) twenty (20) days have elapsed from the date this Information Statement has been filed with the Commission and has been mailed to the Company’s stockholders.

Certain Risks Associated With the Corporate Actions

There are certain possible risks associated with a Reverse Stock Split. The market price per new share of the Company’s Common Stock after the Reverse Stock Split may not rise or remain constant so that the Company will be in compliance with applicable NYSE Amex rules. Moreover, the market price per new share of the Company’s Common Stock after the Reverse Stock Split may not rise or remain constant in proportion to the reduction in the number of old shares of the Company’s Common Stock outstanding before the Reverse Stock Split. Nor can there be any assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors and brokers.

A decline in the market price for the Company’s Common Stock after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of a Reverse Stock Split, and the liquidity of the Company’s Common Stock could be adversely affected following a Reverse Stock Split. The market price of the Company’s Common Stock will also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of the Company’s Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a Reverse Stock Split are lower than they were before the Reverse Stock Split. Furthermore, the liquidity of the Company’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. The Company believes that accomplishing a Forward Stock Split immediately following the Reverse Stock Split will ameliorate some of the above referenced adverse liquidity issues associated with a simple Reverse Stock Split.

Structure of the Reverse Stock Split/Forward Stock Split

The Reverse Stock Split/Forward Stock Split includes both a Reverse Stock Split and a Forward Stock Split of shares of the Company’s Common Stock. If the approved Reverse Stock Split/Forward Stock Split occurs, the Reverse Stock Split/Forward Stock Split of the Company’s Common Stock will become effective on the date and in the manner set forth in the amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware. All stockholders on the Effective Date will receive 1 share of the Company’s Common Stock for every 500 shares of Common Stock held in their accounts at that time. If a registered holder has 500 or more shares of Common Stock at the time of the Reverse Stock Split/Forward Stock Split, any fractional share in such account will NOT be cashed out after the Reverse Stock Split; however, if any fractional shares exist in such account after giving effect to the Reverse Stock Split/Forward Stock Split, then such fractional shares will be rounded to the nearest whole share, with 0.5 fraction being rounded up.  Any registered stockholder who holds fewer than 500 shares of Common Stock, at the time of the Reverse Stock Split also referred to as a “Cashed-Out Stockholder,” will receive a cash payment instead of fractional shares and will no longer have an interest in the Company. This cash payment will be determined and paid as described below under “Determination of Cash-Out Price.”

Immediately following the Reverse Stock Split, all stockholders who are not Cashed-Out Stockholders will receive 15 shares of Common Stock for every 1 share of stock they held following the Reverse Stock Split and may receive a whole share for any fractional share held after giving effect to the Forward Stock Split. We intend for the Reverse Stock Split/Forward Stock Split to treat stockholders holding shares in street name through a nominee (such as a bank or broker) identically as stockholders whose shares are registered in their names and nominees will be instructed to effect the Reverse Stock Split/Forward Stock Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as “Cashed-Out Stockholders.” However, nominees may have different procedures, and the Company stockholders holding shares in street name should contact their nominees.

Determination of Cash-Out Price

In order to avoid the expense and inconvenience of issuing fractional shares to stockholders who hold less than one share after the Reverse Stock Split, under Delaware state law the Company may either (a) arrange for the sale of these fractional shares in the open market and the distribution of the net proceeds from such sales to the Cashed-Out Stockholders; or (b) deposit cash with the transfer agent for payment for the Cashed-Out Stockholders’ fractional shares. The Board currently intends to have the Company pay cash for the fractional shares without selling any shares in the open market. If the Board changes its intention, we will publicly announce the decision in a press release. If the fractional shares are not sold in the open market, the price paid to stockholders with fewer than 500 shares will be determined based on the average daily closing price per share of the Common Stock on the NYSE Amex for the five trading days immediately before and including the Effective Date of the Reverse Stock Split/Forward Stock Split, without interest (the “Cash-Out Price”).

Promptly after the date on which we effect the Reverse Stock Split/Forward Stock Split, the Company intends to deposit cash believed to be sufficient to cover the aggregate Cashed-Out Price for all the fractional shares with its transfer agent, which will be held in trust for the benefit of the Cashed-Out Stockholders. All Cashed-Out Stockholders will receive cash equal to the Cash-Out Price of the shares they held immediately prior to the Reverse Stock Split in accounts with fewer than 500 shares of Common Stock, without interest. Promptly after the Reverse Stock Split/Forward Stock Split, the transfer agent will pay the cash to the Cashed-Out Stockholders as described below in “Exchange of Certificates; Payment of Cash-Out Price.”

All Cashed-Out Stockholders will receive the same Cash-Out Price.

Effect of the Reverse Stock Split/Forward Stock Split on the Company

The Reverse Stock Split/Forward Stock Split will not change the par value per share and the number of authorized shares of Common Stock. These Corporate Actions will also not affect the public registration of the Company’s Common Stock with the SEC under the Exchange Act and the Company will continue to be subject to periodic reporting and other requirements of the Exchange Act.  We expect that our Common Stock will continue to be listed on NYSE Amex under the symbol “MGT”.

The number of shares of authorized Common stock will not change as a result of the Reverse Stock Split/Forward Stock Split. On January   , 2012, there are 70,291,062 shares of the Company’s Common Stock issued and outstanding. Following the Reverse Stock Split/Forward Stock Split, the total number of issued and outstanding shares of Common Stock will be reduced by (a) the difference between the issued and outstanding shares of our Common Stock prior to the Reverse Stock Split/Forward Stock and the number of shares of Common Stock that are issued as a result of the Reverse Stock Split/Forward Stock Split and (b) the aggregate number of fractional shares of the Cashed-Out Stockholders that the Company purchases from the Cashed-Out Stockholders. Based on information as of the date of this Information Statement, we believe that there will be approximately 2,100,000 shares of the Company’s Common Stock outstanding after giving effect to the Reverse Stock Split/Forward Stock Split.

After the Effective Date of the Reverse Stock Split/Forward Stock, each remaining stockholder will own fewer shares of our Common Stock. Thus, following a Reverse Stock Split/Forward Stock Split, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under our Certificate of Incorporation would effectively increase. These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as, but not limited to, raising additional capital, acquisitions of companies or assets and sales of securities exercisable for Common Stock. We believe that the availability of the additional shares may provide us with the flexibility to meet our business needs as they arise. If we issue additional shares for any purposes, the ownership interest of our current stockholders would be diluted in the same manner as would result from any other share issuance. As of the date of this filing, the Company does not have any definitive plans, proposals or arrangements to issue any of the newly available authorized shares for any purpose.

These Corporate Actions have been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Common Stock that would become available for issuance following the Reverse Stock Split/Forward Stock Split could also be used by the Company’s management to delay or prevent a change in control. The Board is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted in response to any such proposals.

Exchange of Certificates; Payment of Cash-Out Price

Exchange of Certificates

All stockholders on the Effective Date will receive 1 share of the Company’s Common Stock for every 500 shares of Common Stock held in their accounts at that time. If a registered holder has 500 or more shares of Common Stock at the time of the Reverse Stock Split/Forward Stock Split, any fractional share in such account will NOT be cashed out after the Reverse Stock Split; however, if any fractional shares exist in such account after giving effect to the Reverse Stock Split/Forward Stock Split, then such fractional shares will be rounded to the nearest whole share, with 0.5 fraction being rounded up. Immediately following the Reverse Stock Split, all stockholders who are not Cashed-Out Stockholders will receive 15 shares of Common Stock for every 1 share of stock they held following the Reverse Stock Split and may receive a whole share for any fractional share held after giving effect to the Forward Stock Split.

Holders of our Common Stock who are not Cashed-Out Stockholders will not be required to exchange their certificates representing shares of Common Stock held prior to the Reverse Stock Split/Forward Stock Split for new certificates representing shares of Common Stock.  Therefore, it is not necessary for you to send us your stock certificates.  If, however, a stockholder wishes to exchange such stockholder’s certificates, the stockholder may do so by surrendering its certificate to the Company’s transfer agent at the address set forth below with a request for a replacement certificate and the appropriate stock transfer fee.

Payment of Cash-Out Price

Any stockholder who holds fewer than 500 shares of Common Stock, at the time of the Reverse Stock Split also referred to as a “Cashed-Out Stockholder”, will receive a cash payment in accordance with the procedures described below:

•	You will not receive fractional shares of stock as a result of the Reverse Stock Split in respect of your shares being cashed out.

•	Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares.

•
After the Reverse Stock Split, you will have no further interest in the Company with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in the Company’s assets, earnings, or profits or in any dividends paid after the Reverse Stock Split. In other words, you will no longer hold your cashed-out shares; you will just have the right to receive cash for these shares.

•	You will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split/Forward Stock Split.

•
Promptly after the Effective Date of the Reverse Stock Split/Forward Stock Split, you will receive a payment for the cashed out shares you held immediately prior to the Reverse Stock Split in accordance with the procedures described below. However, you will not be entitled to receive interest with respect to the period of time between the date of the Reverse Stock Split and the date you receive your payment for the cashed out shares.

If you hold Book-Entry Shares:

•
Some of the Company’s registered stockholders hold their shares in book-entry form under the Direct Registration System for securities. These stockholders do not have stock certificates evidencing their ownership of the Company’s Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•
If you are a Cashed-Out Stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment.  We will mail a check to you at your registered address promptly after the date we affect the Reverse Stock Split/Forward Stock Split. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

If you hold Certificated Shares:

•
If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from the Company promptly after the date we effect the Reverse Stock Split/Forward Stock Split. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company’s transfer agent, VStock Transfer, LLC for your cash payment.  You will not receive your cash payment until you surrender your outstanding certificate(s) to VStock Transfer, LLC, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

Stockholders should respond promptly to the communications they receive from the Company’s transfer agent. It is the Company’s present intention that if a stockholder is entitled to cash payment and such stockholder has not delivered his old share certificate(s) to the Company by the second anniversary of the Effective Date, then the payment that he would otherwise be entitled to receive will be turned over to the Company.

All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws. You will not receive any interest on cash payments owed to you as a result of the Reverse Stock Split/Forward Stock Split.

NOTE:  If you want to continue to hold the Company stock after the Reverse Stock Split/Forward Stock Split, you may do so by taking either of the following actions far enough in advance so that it is complete and settled by the Effective Date of the Reverse Stock Split/Forward Stock Split.

•
purchase a sufficient number of shares of the Company’s Common Stock on the open market so that you hold at least 500 shares of Common Stock in your account prior to the Effective Date of the Reverse Stock Split; or

•	if applicable, consolidate existing accounts so that you hold at least 500 shares of the Company’s Common Stock in one account prior to the Effective Date of the Reverse Stock Split.

The contact information for our transfer agent is as follows:

VStock Transfer, LLC
77 Spruce Street, Suite 201
Cedarhurst, NY 11598
+1 (212) 828-8436

Accounting Consequences

The par value per share of Common Stock will remain unchanged at $.001 per share after the Reverse Stock Split/Forward Stock Split. As a result, on the Effective Date of the Reverse Stock Split/Forward Stock Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the combined effect of the Reverse Stock Split/Forward Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per common stock share net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. It is not anticipated that any other accounting consequences would arise as a result of the Reverse Stock Split/Forward Stock Split.

Certain Federal Income Tax Consequences

We have summarized below the material federal income tax consequences to the Company and stockholders resulting from the Reverse Stock Split/Forward Stock Split. This summary is based on existing U.S. federal income tax law, which may change, possibly retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received the Company stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended (the “Code”). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse Stock Split/Forward Stock Split will be treated as a tax-free “recapitalization” for federal income tax purposes. This will result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed Out by the Reverse Stock Split/Forward Stock Split:

If you (a) continue to hold Company’s Common Stock immediately after the Reverse Stock Split/Forward Stock Split, and (b) you receive no cash as a result of the Reverse Stock Split/Forward Stock Split, you will not recognize any gain or loss in the Reverse Stock Split/Forward Stock Split and you will have the same adjusted tax basis and holding period in your Company’s Common Stock, as the case may be, as you had in such stock immediately prior to the Reverse Stock Split/Forward Stock Split.

Federal Income Tax Consequences to Cashed-Out Stockholders:

If you receive cash as a result of the Reverse Stock Split/Forward Stock Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Company’s Common Stock immediately after the Reverse Stock Split/Forward Stock Split, as explained below.

Stockholders Who Exchange All of Their Company’s Common Stock for Cash as a Result of the Reverse Stock Split/Forward Stock Split.

If you (a) receive cash in exchange for a fractional share as a result of the Reverse Stock Split/Forward Stock Split, (b) you do not continue to hold any Company stock immediately after the Reverse Stock Split/Forward Stock Split, and (c) you are not related to any person or entity that holds Company’s Common Stock immediately after the Reverse Stock Split/Forward Stock Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold Company’s Common Stock immediately after the Reverse Stock Split/Forward Stock Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (a) is “not essentially equivalent to a dividend,” or (b) is a “substantially disproportionate redemption of stock,” as described below.

•
“Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in Company resulting from the Reverse Stock Split/Forward Stock Split is considered a “meaningful reduction” given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

•
“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse Stock Split/Forward Stock Split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of Company’s Common Stock owned by you immediately after the Reverse Stock Split/Forward Stock Split is less than 80% of the percentage of shares of Company’s Common Stock owned by you immediately before the Reverse Stock Split/Forward Stock Split and you own less than 50% of the outstanding shares of Company’s Common Stock after the Reverse Stock Split/Forward Stock Split.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the redemption of shares of Company’s Common Stock is not treated as capital gain under any of the tests, then the entire amount of the payment you receive for your shares will be treated first as ordinary dividend income to the extent of your ratable share of Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain. See “Maximum Tax Rates Applicable to Capital Gain” below.

Stockholders Who Both Receive Cash and Continue to Hold Company’s Common Stock Immediately After the Reverse Stock Split/Forward Stock Split.

If you receive cash as a result of the Reverse Stock Split/Forward Stock Split and continue to hold Company’s Common Stock immediately after the Reverse Stock Split/Forward Stock Split, you generally will be subject to the same rules for determining tax treatment as described above, the same as if you constructively continue to hold shares of Company’s Common Stock. If you meet either the “not essentially equivalent to a dividend” test or the “substantially disproportionate redemption of stock “test, then you will recognize gain, but not loss, in an amount equal to the lesser of (a) the excess of the sum of aggregate fair market value of your shares of Company’s Common Stock plus the cash received over your adjusted tax basis in the shares, or (b) the amount of cash received in the Reverse Stock Split/Forward Stock Split. In determining whether you meet either test, you must take into account as shares you own both shares of Company’s Common Stock that you actually own and constructively own (i.e., shares owned by certain individuals or entities related to you) before and after the Reverse Stock Split/Forward Stock Split. Your aggregate adjusted tax basis in your shares of Company’s Common Stock held immediately after the Reverse Stock Split/Forward Stock Split will be equal to your aggregate adjusted tax basis in your shares of Company’s Common Stock held immediately prior to the Reverse Stock Split/Forward Stock Split, increased by any gain recognized in the Reverse Stock Split/Forward Stock Split, and decreased by the amount of cash received in the Reverse Stock Split/Forward Stock Split.

Any gain or loss recognized in the Reverse Stock Split/Forward Stock Split will be treated, for federal income tax purposes, as long-term capital gain or loss (assuming that your receipt of cash either (a) is “not essentially equivalent to a dividend” with respect to you, or (b) is a “substantially disproportionate redemption of stock” with respect to you) provided that you have held your shares for more than one year. If you acquired shares redeemed in the Reverse Stock Split/Forward Stock Split at different times, you will be required to compute such gain or loss and determine whether such gain or loss is long-term or not, separately with respect to each such acquisition of shares. In applying these tests, you may be able to take into account sales of shares of Company’s Common Stock that occur substantially contemporaneously with the Reverse Stock Split/Forward Stock Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. Currently, long-term capital gain and dividend income are both subject to a maximum income tax rate of 15% for federal income tax purposes.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT/FORWARD STOCK SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Anti-Takeover Effects

Our Board does not intend to use the ability to issue additional Common Stock to discourage tender offers or takeover attempts. However, the effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate of Incorporation or by-laws. Aside from described above, we currently do not have any plans to issue additional shares of Common Stock. The proposed amendment is not in response to any effort on the part of any party to accumulate Common Stock or to acquire control of the Company by means of merger, tender offer, proxy contest or otherwise, or to change management.

No Going Private Transaction

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that the Reverse Stock Split/Forward Stock Split is advisable and in the best interests of the Company. Such determination was based upon the Company’s desire to be in compliance with all NYSE Amex rules and certain other factors, including existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Our goal is to ultimately expand our Stockholder base by making our Common Stock more attractive. To this end, by reducing the number of stockholders with fewer than 500 shares, we believe that the Reverse Stock Split/Forward Stock Split will encourage a broader range of institutional investors, professional investors and other members of the investing public, to take a position in our Common Stock.

Required Vote

Your approval is not required and is not being sought. Accordingly, there is no vote required of stockholders receiving this Information Statement: the holders of shares representing a majority of the Company’s issued and outstanding shares of Common Stock have already approved the Corporate Actions.

No Appraisal Rights

Under Delaware law, the stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split/Forward Stock Split Corporate Actions and the Company will not independently provide stockholders with any such right.

EXPECTED DATE FOR EFFECTING THE CORPORATE ACTIONS

Under Section 14(c) of the Exchange Act and Rule 14c-2 promulgated thereunder, the Corporate Actions cannot be affected until 20 days after the date this Information Statement is sent to the Company’s stockholders. This Information Statement will be sent on or about January [__], 2012 to the stockholders of the Company as of the Record Date.

The Reverse Stock Split/Forward Stock Split will be effected, if at all, only upon a determination by our Board that a Reverse Stock Split/Forward Stock Split is in our and our stockholders best interests. The Board of Directors’ determination as to whether the Reverse Stock Split/Forward Stock Split will be effected will be based our desire to maintain the Company’s listing with NYSE Amex and upon certain other factors, including existing and expected marketability and liquidity of our Common Stock, prevailing market conditions and the likely effect on the market price of our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of January 12, 2012:

•	each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock;

•	each person serving as a director, a nominee for director, or executive officer of the Company; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. For purposes of this table, shares subject to outstanding warrants and options exercisable within 60 days of the date of this Annual Report are considered as beneficially owned by the person holding such securities. To our knowledge, except as set forth in this table, the persons named in this table have sole voting and investment power with respect to the shares shown.

Percentage beneficially owned is based upon 70,291,062 shares of Common Stock issued and outstanding as of January 12, 2012.

	Number of Shares		Percentage of Common
Name of Beneficial Owner	Beneficially Owned		Equity Beneficially Owned

5% Beneficial Owners
None	—		—
Directors and Officers
Robert Ladd	21,477,746	(1)	30.6%
Neal Wyman	—		—
Richard Taney	—		—
Richard W. Cohen	—		—
Robert Traversa	5,033,550	(2)	7.2%
Allan Rowley (3)	—		—
Troy Robinson (4)	—		—

Total Current Officers and Directors as a Group (5 persons)	26,511,296		37.8%

Addresses for the above directors and officers are care of the Company at 500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528.

(1)
Mr. Ladd owns 750,000 shares of Common Stock directly.  Mr. Ladd may also be deemed to be the beneficial owner of an additional 20,727,746 shares of Common Stock held by Laddcap Value Partners III LLC, a Delaware limited liability company (“Laddcap”), by virtue of his ability to vote or control the vote or dispose or control the disposition of the shares of Common Stock held by Laddcap through his position as Managing Member of Laddcap. On February 9, 2011, all 7,984,012 shares of Common Stock held by Laddcap Value Partners LP were transferred to Laddcap.

(2)	Mr. Traversa owns 5,033,550 shares of Common Stock directly.

(3)	Mr. Rowley resigned on February 7, 2011 and holds no Common Stock.

(4)	Mr. Robinson resigned on March 8, 2011 and holds no Common Stock.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed Corporate Actions which is not shared by all other stockholders.

FORWARD-LOOKING STATEMENTS

This Information Statement includes forward-looking statements. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us.  The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict.  In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement.  The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information.  You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy any materials that the Company files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.   You can obtain information about the operation of the SEC’s Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at www.sec.gov.

You should rely only on the information contained in, or incorporated by reference as an exhibit to, this Information Statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than January 13, 2012, or such earlier date as is expressly set forth herein.

Dated: January 13, 2012	By order of the Board of Directors

/s/ Robert Ladd
By: Robert Ladd
Its: President and CEO

EXHIBIT A

FORM OF
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
MGT CAPITAL INVESTMENTS, INC.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MGT CAPITAL INVESTMENTS, INC.

The undersigned, Robert Ladd, the President of MGT Capital Investments, Inc. (the “Company”), pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

First: That the name of the Company is MGT Capital Investments, Inc.

Second:  That Article FOURTH of the Certificate of Incorporation is hereby amended by adding the following language at the end of Paragraph B:

C.           Effective at 6:00 p.m. (Eastern Time) on the effective date of the certificate of amendment adding this paragraph to Article Fourth of the Certificate of Incorporation (the “Reverse Split Effective Time”), each share of the Common Stock, par value $0.001 per share, of the Company outstanding at the Reverse Split Effective Time shall, without any action on the part of the holder thereof, automatically be reclassified and changed into one five-hundredth (1/500th) of a share of Common Stock, par value $0.001 per share, of the Company; provided, however, that (i) if the foregoing reverse stock split (the “Reverse Split”) would result in the record account of any holder of Common Stock having a number of shares of Common Stock that is, in the aggregate, less than one (1) share (“Fractional Shares”), such Fractional Shares shall, without any action on the part of the holder thereof, automatically be canceled in the Reverse Split; and (ii) in the Reverse Split, all of the Fractional Shares shall automatically be converted into the right to receive the Trading Value thereof upon surrender by the holder thereof of the certificate or certificates representing such Fractional Shares.  For purposes hereof, the term “Trading Value” of any Fractional Shares shall mean the product of:  (A) the average daily closing price per share of the common stock on the NYSE Amex Exchange for the five trading days immediately before and including the effective date of the Reverse Stock Split/Forward Stock Split, multiplied by (B) the number of shares of Common Stock that were converted into such Fractional Shares as a result of the Reverse Split.  From and after the Reverse Split Effective Time, each holder of Fractional Shares shall have no further interest as a stockholder in the Company in respect of such Fractional Shares.

Effective at 6:01 p.m. (Eastern Time) on the effective date of the certificate of amendment adding this paragraph to Article Fourth of the Certificate of Incorporation (the “Forward Split Effective Time”):  (i) each share (whether a whole share or Fractional Share) of the Common Stock, par value $0.001 per share, of the Company outstanding at the Forward Split Effective Time (after giving effect to the Reverse Split at the Reverse Split Effective Time) shall, without any action on the part of the holder thereof, automatically be reclassified and changed into fifteen (15) shares of Common Stock, par value $0.001 per share, of the Company; and (ii) fractions of a share outstanding at the Forward Split Effective Time (after giving effect to the Reverse Split at the Reverse Split Effective Time) shall be proportionately reclassified and changed by being rounded to the nearest whole share.

Third:    The effective date of the Amendment herein certified shall be February     , 2012.

Fourth:  That the amendments to the Certificate of Incorporation set forth in this Certificate of Amendment have been adopted in accordance with Sections 141, 228, and 242 of General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation of the Company to be signed by the undersigned, Robert Ladd, an authorized officer, and the undersigned has executed this certificate and affirms the foregoing as true and under penalty of perjury this ___ day of February , 2012.

By:
Robert Ladd, President